Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	February 2, 2022

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Fourth-Quarter 2021 Financial Results

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $244 million for fourth quarter 2021 compared to $184 million for fourth quarter 2020. Diluted net income per common unit was $1.14 in fourth quarter 2021 and 82 cents in fourth quarter 2020.
Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was $1.24 for fourth quarter 2021, which exceeded the $1.10 guidance provided by management in early November. Actual results benefited from additional refined products shipments, lower-than-expected expenses and improved commodity prices.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $297 million for fourth quarter 2021 compared to $270 million for fourth quarter 2020. Free cash flow (FCF), a non-GAAP financial measure that represents the amount of cash available for distributions, additional expansion capital opportunities, equity repurchases, debt reduction or other partnership uses, was $291 million during fourth quarter 2021 versus $226 million during fourth quarter 2020.
“Magellan finished the year with another strong quarter, generating financial and operational results that exceeded our expectations and solidified 2021 as a year of robust demand recovery for the services we provide,” said Michael Mears, chief executive officer. “During 2021, Magellan returned a record $1.4 billion of value to our investors through a combination of consistent cash distributions and equity repurchases, an increase of 19% over 2020, all while maintaining the strength of our sector-leading financial metrics. Looking ahead, we remain focused on maximizing investor value, with proven discipline and a resilient business model to serve the nation’s energy needs for years to come.”
An analysis by segment comparing fourth quarter 2021 to fourth quarter 2020 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense. Due to the pending sale of the partnership’s independent terminals network that was announced in June 2021, the financial results from these assets have been reclassified from the refined products segment to discontinued operations for all periods.
Refined products. Refined products operating margin was $303 million, an increase of $65 million. Transportation and terminals revenue increased $40 million primarily due to record transportation volumes versus the pandemic levels of 2020 driven by the recovery in travel, economic and drilling activity as well as additional contributions from Magellan’s Texas pipeline expansion projects. The current period also benefited from the partnership’s mid-year 2021 tariff increase, which averaged nearly 3%. These favorable items were partially offset by reduced storage revenues due to lower utilization and rates following recent contract expirations.
Operating expenses increased $7 million primarily due to an increase in integrity spending related to the timing of maintenance work and higher property tax accruals, in part due to a favorable true-up that benefited the 2020 period.
Earnings of non-controlled entities increased slightly as improved profitability from the partnership’s Powder Springs joint venture more than offset lower contributions from its Pasadena marine terminal joint venture, following the sale of nearly half of Magellan’s ownership interest during second quarter 2021.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $30 million primarily due to increased margins and higher sales volume related to the partnership’s gas liquids blending activities in the fourth quarter of 2021 as well as the recognition of lower unrealized losses in the current period on futures contracts used to economically hedge Magellan’s commodity-related activities.
Crude oil. Crude oil operating margin was $104 million, a decrease of $6 million. Transportation and terminals revenue decreased $11 million primarily due to lower tariff rates on the partnership’s pipeline systems in the current competitive environment, lower volumes shipped on the partnership’s Houston distribution system and reduced storage revenues. Despite generally lower tariffs, the overall average crude oil rate per barrel shipped increased between periods due to proportionately less short-haul volumes that move at lower rates. Storage revenues declined primarily due to the 2020 period benefiting from increased short-term storage utilization and higher rates, with recent contract renewals at lower rates more in-line with pre-pandemic levels.
Operating expenses declined slightly in part due to a decrease in integrity spending related to the timing of maintenance work, and earnings of non-controlled entities also decreased slightly between periods primarily due to lower shipments on the BridgeTex pipeline. Product margin was favorable $4 million as a result of lower unrealized losses in the current period.
Other items. Net interest expense increased $3 million primarily due to more debt outstanding at a slightly higher average rate. As of Dec. 31, 2021, Magellan had $5.1 billion of debt outstanding, including $108 million under its commercial paper program, and $2 million of cash on hand.
Income from discontinued operations increased $4 million primarily due to the absence of depreciation for the partnership’s independent terminals now that the assets are classified as held for sale.

Annual results
For the year ended Dec. 31, 2021, net income was $982 million compared to $817 million in 2020. The refined products segment benefited from significantly improved transportation volumes versus the pandemic levels of 2020 due to the recovery in travel, economic and drilling activity as well as additional contributions from Magellan’s Texas pipeline expansion projects. The 2021 year also benefited from a gain related to Magellan’s sale of a portion of its interest in the Pasadena marine terminal joint venture. These benefits were partially offset by crude oil segment results that were negatively impacted by lower volume shipped and lower average tariff rates, largely due to the expiration of several historically higher-priced contracts on the partnership’s Longhorn pipeline in late 2020.
Full-year diluted net income per common unit was $4.47 in 2021 and $3.62 in 2020. Annual DCF was $1,118 million in 2021, or 1.24 times the amount needed to pay distributions related to 2021, compared to $1,045 million in 2020. Annual FCF was $1,316 million during 2021 versus $1,025 million during 2020.

Capital allocation
Magellan remains focused on delivering long-term value for its investors through a disciplined combination of capital investments, cash distributions and equity repurchases.
During 2021, Magellan spent $73 million on expansion capital, with current plans to spend approximately $50 million in 2022 to complete projects already committed. Following a successful open season, these estimates now include an approximately 5,000 barrel-per-day expansion of the partnership’s refined products pipeline system from Kansas to Colorado by late 2022. Further, the previously announced expansion of the partnership’s New Mexico refined products pipeline is nearing completion and expected to be operational in April 2022.
Management continues to assess additional capital investments to create future value for investors and expects expansion capital spending to reach a total closer to $100 million for 2022 as additional projects are approved. Magellan remains committed to the capital discipline that has been a consistent feature of its prudent approach and continues to target projects that meet or exceed its 6 to 8 times EBITDA multiple threshold.
For the year, Magellan declared cash distributions of $4.13 per unit for 2021 compared to $4.11 for 2020, representing 20 years of uninterrupted annual distribution growth since its initial public offering in 2001. Recognizing that investors value steady increases to the cash distribution, management currently targets annual distribution growth for 2022 similar to the increase provided in 2021.
During fourth quarter 2021, the partnership repurchased nearly 1.1 million of its common units for $50 million, resulting in a total of 10.9 million units repurchased during 2021 for $523 million. Since program inception, Magellan has repurchased nearly 16.5 million units for $800 million under its $1.5 billion repurchase program authorized through 2024. The timing, price and actual number of potential future equity repurchases will depend on a number of factors including expected expansion capital spending, excess cash available, balance sheet metrics, legal and regulatory requirements, market conditions and the trading price of the partnership’s common units.

Financial guidance for 2022
Management currently expects the partnership to generate annual DCF of $1.075 billion for 2022, which is lower than 2021 results primarily due to reduced earnings associated with recently completed and pending divestitures.
Guidance assumes that overall refined products demand continues to trend favorably, with 2022 total refined products shipments expected to increase 4% above 2021 results, including higher gasoline, distillate and aviation fuel volumes. In addition, refined products tariffs are expected to increase by an average of 6% on July 1, as the partnership plans to increase its market-based rates by an amount less than the expected index adjustment, which is currently trending to be an increase of approximately 8.7%.
Guidance also assumes long-haul crude oil pipeline shipments generally in-line with customer commitments and higher profits from the partnership’s gas liquids blending activities primarily due to additional blending opportunities.
Partially offsetting these positive items are expectations for lower refined products and crude oil storage revenues, in part due to the residual benefit in 2021 of short-term storage contracts secured at higher rates during 2020, as well as lower contributions from the Saddlehorn pipeline based on the full-year impact of the current contracted rates. Further, Magellan does not expect the $25 million overall favorable impact from the 2021 winter storms to recur in the new year and estimates $35 million lower contribution during 2022 from assets recently sold or pending divestiture.
While the partnership awaits receipt of the required regulatory approval for the pending sale of its independent terminals, guidance assumes Magellan continues to own these assets through the first half of 2022.
Based on the current 212.6 million units outstanding and annual DCF guidance of $1.075 billion, distribution coverage is expected to be 1.2 times the amount necessary to pay cash distributions declared for 2022.
FCF is projected to be $1.46 billion for full-year 2022, or $575 million after distributions. Full-year FCF guidance includes the expected $435 million proceeds from the pending sale of the partnership’s independent terminals.
Based on the current number of common units outstanding, net income per unit is estimated to be $4.20 for 2022, with first-quarter guidance of $1.02 per unit. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities as well as the expected gain on the pending independent terminals sale.
Magellan does not intend to provide specific financial guidance beyond 2022 at this time but expects annual DCF to improve over the next few years, based on an assumption of modest annual increases in refined products demand in the markets it serves, benefits of a higher inflationary environment on its tariff rates and continued strength in commodity prices. Given management’s current expectation that FCF after distributions will generally be used to repurchase units (subject to the considerations noted in “Capital allocation” above), DCF per unit is expected to increase at a higher rate than DCF.
Management continues to target annual distribution coverage of at least 1.2 times for the foreseeable future and expects the large majority of the partnership’s operating margin to be generated by fee-based transportation and terminals services, with direct commodity-related activities contributing less than 15% of total operating margin.

Earnings call details
Management will discuss fourth-quarter 2021 financial results and annual guidance for 2022 during a conference call at 1:30 p.m. Eastern today. Participants are encouraged to listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx. In addition, a limited number of phone lines will be available at (800) 584-2088, conference code 22002316.
A replay of the audio webcast will be available for at least 30 days at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF, FCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from the partnership’s operations, after maintenance capital spending, that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payout for performance-based awards issued under the partnership’s equity-based incentive plan.
FCF is a financial metric used by many investors and others in the financial community to measure the amount of cash generated by the partnership after considering all investing activities, including both maintenance and expansion capital spending, as well as proceeds from divestitures. Management believes FCF is important to the financial community as it reflects the amount of cash available for distributions, additional expansion capital opportunities, equity repurchases, debt reduction or other partnership uses.
Reconciliations of operating margin to operating profit, adjusted EBITDA, DCF and FCF to net income and FCF to net cash provided by operating activities accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts are not designated as hedges for accounting purposes. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Forward-looking statements can be identified by words and phrases such as: plan, guidance, assume, believe, estimate, expect, continue, ongoing, project, trend, potential, change, future, target, consistent, looking ahead, maintain, years to come, focus, expansion, growth, reduce, increase, higher, less, remain, opportunities, recur, resilient, intend, may, will, should, await, pending, assess and similar references to future periods. Although management believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: impacts from the pandemic; changes in supply, price or demand for refined petroleum products, crude oil, natural gas liquids and the commodities used in the production thereof or for transportation, storage, blending or processing of those commodities through its facilities; changes in laws applicable to the partnership; changes in government incentives or initiatives that negatively impact the partnership or positively impact competitive alternatives; changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; shut-downs or cutbacks at refineries, of hydrocarbon production or at other businesses that use or supply the partnership’s services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; changes in the partnership’s capital needs, cash flows or availability of cash to fund unit repurchases or distributions; and failure of customers or vendors to meet or continue contractual obligations to the partnership. Additional factors that could lead to material changes in performance are described in the partnership's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2020 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect future events or circumstances.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2021	2020	2021
Transportation and terminals revenue	$438.1	$466.6	$1,743.3	$1,798.9
Product sales revenue	114.4	337.4	557.5	913.0
Affiliate management fee revenue	5.3	5.3	21.2	21.2
Total revenue	557.8	809.3	2,322.0	2,733.1
Costs and expenses:
Operating	141.8	146.8	587.8	569.7
Cost of product sales	103.2	291.4	468.2	780.0
Depreciation, amortization and impairment	59.9	59.5	243.1	227.9
General and administrative	55.7	57.7	171.2	206.3
Total costs and expenses	360.6	555.4	1,470.3	1,783.9
Other operating income (expense)	(0.4)	(1.3)	0.1	2.8
Earnings of non-controlled entities	36.8	38.3	153.3	154.4
Operating profit	233.6	290.9	1,005.1	1,106.4
Interest expense	54.7	57.1	234.1	228.1
Interest capitalized	(0.8)	(0.5)	(11.3)	(1.7)
Interest income	(0.1)	(0.1)	(1.0)	(0.5)
Gain on disposition of assets	—	(2.1)	(12.9)	(75.0)
Other (income) expense	1.5	2.8	5.2	20.9
Income from continuing operations before provision for income taxes	178.3	233.7	791.0	934.6
Provision for income taxes	0.8	0.3	2.9	2.3
Income from continuing operations	177.5	233.4	788.1	932.3
Income from discontinued operations	6.4	10.3	28.9	49.7
Net income	$183.9	$243.7	$817.0	$982.0

Earnings per common unit
Basic:
Continuing operations	$0.79	$1.09	$3.49	$4.24
Discontinued operations	0.03	0.05	0.13	0.23
Net income per common unit	$0.82	$1.14	$3.62	$4.47
Weighted average number of common units outstanding	223.9	213.5	225.5	219.6

Diluted:
Continuing operations	$0.79	$1.09	$3.49	$4.24
Discontinued operations	0.03	0.05	0.13	0.23
Net income per common unit	$0.82	$1.14	$3.62	$4.47
Weighted average number of common units outstanding	224.0	214.1	225.5	219.8

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2021	2020	2021
Refined products:
Transportation revenue per barrel shipped	$1.724	$1.767	$1.675	$1.715
Volume shipped (million barrels):
Gasoline	71.4	79.7	270.8	303.8
Distillates	47.9	53.2	175.5	205.6
Aviation fuel	4.8	8.8	21.6	30.5
Liquefied petroleum gases	0.4	0.3	0.9	0.9
Total volume shipped	124.5	142.0	468.8	540.8

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$0.714	$0.854	$1.028	$0.815
Volume shipped (million barrels)(1)	62.0	44.3	229.9	189.6
Terminal average utilization (million barrels per month)	26.6	24.3	25.2	24.9
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(2)	32.1	27.5	132.0	112.1
Saddlehorn - volume shipped (million barrels)(3)	15.1	21.6	61.6	77.6

(1) Volume shipped includes shipments related to the partnership’s crude oil marketing activities.
(2) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 30% by Magellan.
(3) These volumes reflect the total shipments for the Saddlehorn pipeline, which was owned 40% by Magellan through January 31, 2020 and 30% thereafter.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2021	2020	2021
Refined products:
Transportation and terminals revenue	$314.0	$353.6	$1,190.4	$1,338.5
Affiliate management fee revenue	1.6	1.6	6.3	6.4
Other operating income (expense)	1.0	0.6	3.2	6.9
Earnings of non-controlled entities	6.5	8.9	32.5	34.4
Less: Operating expense	95.5	102.5	411.8	416.7
Transportation and terminals margin	227.6	262.2	820.6	969.5
Product sales revenue	101.5	276.3	524.4	763.9
Less: Cost of product sales	91.4	235.8	425.8	630.1
Product margin	10.1	40.5	98.6	133.8
Operating margin	$237.7	$302.7	$919.2	$1,103.3

Crude oil:
Transportation and terminals revenue	$125.6	$114.4	$559.5	$466.2
Affiliate management fee revenue	3.7	3.7	14.9	14.8
Other operating income (expense)	(1.4)	(1.9)	(3.1)	(4.1)
Earnings of non-controlled entities	30.3	29.4	120.8	120.0
Less: Operating expense	49.6	47.3	189.2	165.4
Transportation and terminals margin	108.6	98.3	502.9	431.5
Product sales revenue	12.9	61.1	33.1	149.1
Less: Cost of product sales	11.8	55.6	42.4	149.9
Product margin	1.1	5.5	(9.3)	(0.8)
Operating margin	$109.7	$103.8	$493.6	$430.7

Segment operating margin	$347.4	$406.5	$1,412.8	$1,534.0
Add: Allocated corporate depreciation costs	1.8	1.6	6.6	6.6
Total operating margin	349.2	408.1	1,419.4	1,540.6
Less:
Depreciation, amortization and impairment expense	59.9	59.5	243.1	227.9
General and administrative expense	55.7	57.7	171.2	206.3
Total operating profit	$233.6	$290.9	$1,005.1	$1,106.4

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER COMMON UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in millions except per unit amounts)

	Three Months Ended
	December 31, 2021
	Net Income	Basic Net Income Per Common Unit	Diluted Net Income Per Common Unit
As reported	$243.7	$1.14	$1.14
Commodity-related adjustments associated with future transactions(1)	21.9
Excluding commodity-related adjustments	$265.6	$1.24	$1.24

Weighted average number of common units outstanding used for basic net income per unit calculation	213.5
Weighted average number of common units outstanding used for diluted net income per unit calculation	214.1

(1) Includes the partnership's net share of commodity-related adjustments for its non-controlled entities. Please see Distributable
Cash Flow ("DCF") and Free Cash Flow ("FCF") Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW AND FREE CASH FLOW
RECONCILIATION TO NET INCOME
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,		2022 Guidance
	2020	2021	2020	2021

Net income	$183.9	$243.7	$817.0	$982.0	$893.0
Interest expense, net	53.8	56.6	221.8	225.9	226.0
Depreciation, amortization and impairment(1)	61.2	59.5	254.6	233.9	229.0
Equity-based incentive compensation(2)	6.4	6.1	(2.7)	15.6	14.0
Gain on disposition of assets(3)	—	(2.1)	(10.5)	(70.6)	—
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	25.5	15.5	29.3	27.7
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	(5.0)	(13.4)	(20.9)	(36.8)
Inventory valuation adjustments(5)	(3.7)	(0.3)	5.8	2.1
Total commodity-related adjustments	16.8	1.8	14.2	(7.0)	(34.0)
Distributions from operations of non-controlled entities in excess of earnings	18.1	14.4	54.2	38.9	50.0
Adjusted EBITDA	340.2	380.0	1,348.6	1,418.7	1,378.0
Interest expense, net, excluding debt issuance cost amortization(6)	(53.0)	(55.8)	(205.4)	(222.8)	(223.0)
Maintenance capital(7)	(17.5)	(27.4)	(98.7)	(77.6)	(80.0)
Distributable cash flow	269.7	296.8	1,044.5	1,118.3	1,075.0
Expansion capital(8)	(44.4)	(5.4)	(354.4)	(73.0)	(50.0)
Proceeds from asset sales	0.3	—	334.9	270.7	435.0
Free cash flow	225.6	291.4	1,025.0	1,316.0	1,460.0
Distributions paid	(229.8)	(221.4)	(927.1)	(906.4)	(885.0)
Free cash flow after distributions	$(4.2)	$70.0	$97.9	$409.6	$575.0

(1)    Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.
(2)    Because the partnership intends to satisfy vesting of unit awards under its equity-based long-term incentive compensation plan with the issuance of common units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.
(3)    Gains on disposition of assets are excluded from DCF to the extent they are not related to the partnership's ongoing operations.
(4)    Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income.  The partnership excludes the net impact of these derivatives from its determination of DCF until the transactions are settled and, where applicable, the related products are sold.  In the period in which these transactions are settled and any related products are sold, the net impact of the derivatives is included in DCF.
(5)    The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.
(6) Interest expense includes debt prepayment costs of $12.9 million in 2020, which are excluded from DCF as they are financing activities and not related to the partnership's ongoing operations.
(7)    Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.
(8) Includes additions to property, plant and equipment (excluding maintenance capital and capital-related changes in accounts payable and other current liabilities), acquisitions and investments in non-controlled entities, net of distributions from returns of investments in non-controlled entities and deposits from undivided joint interest third parties.

MAGELLAN MIDSTREAM PARTNERS, L.P.
FREE CASH FLOW RECONCILIATION TO NET CASH PROVIDED
BY OPERATING ACTIVITIES
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2021	2020	2021
Net cash provided by operating activities	$267.4	$317.1	$1,107.5	$1,196.2
Changes in operating assets and liabilities	6.7	9.1	37.1	9.7
Net cash provided (used) in investing activities	(89.1)	(42.0)	(199.4)	118.1
Payments associated with settlement of equity-based incentive compensation	—	—	(14.7)	(6.2)
Settlement gain, amortization of prior service credit and actuarial loss	(2.7)	(1.2)	(6.7)	(8.4)
Changes in accrued capital items	26.9	11.9	79.7	7.8
Commodity-related adjustments(1)	16.8	1.8	14.2	(7.0)
Other	(0.4)	(5.3)	7.3	5.8
Free cash flow	$225.6	$291.4	$1,025.0	$1,316.0
Distributions paid	(229.8)	(221.4)	(927.1)	(906.4)
Free cash flow after distributions	$(4.2)	$70.0	$97.9	$409.6

(1) Please refer to the preceding table for a description of these commodity-related adjustments.